Exhibit 99.1

—Press Release—

First Eagle Investments Completes Acquisition of Diamond Hill
Investment Group

Acquisition expands First Eagle’s footprint in traditional fixed income while complementing existing equity franchises.

Heather Brilliant will continue to lead Diamond Hill while assuming newly created role of Chief Operating Officer of First Eagle.

New York, NY and Columbus, OH, April 22, 2026—First Eagle Investments (“First Eagle”) today announced that it has completed the previously announced acquisition of Diamond Hill Investment Group, Inc. (Nasdaq: DHIL) (“Diamond Hill” or “Company”), a boutique investment management firm with a long-term, valuation-driven approach across multiple asset classes. The acquisition was first announced on December 11, 2025, and approved by Diamond Hill shareholders on March 3, 2026. Details of the transaction can be found below.

An independent, privately owned, fundamentally driven investment management firm, First Eagle’s investment capabilities span equity, fixed income, alternative credit and multi-asset categories. The acquisition of Diamond Hill markedly increases its footprint in traditional fixed income, which has been an area of significant growth for Diamond Hill in recent years. In addition, Diamond Hill’s US-focused multi-cap equity platform represents a strong complement to First Eagle’s existing Global Value and Small Cap franchises. Pro forma for the transaction, First Eagle’s total assets under management and assets under advisement were approximately $213 billion as of March 31, 2026.

“Serving clients is our primary purpose at First Eagle, and it drives our commitment to delivering differentiated investment solutions and exceptional service,” said Mehdi Mahmud, President and Chief Executive Officer of First Eagle. “Our acquisition of Diamond Hill brings together two firms with deeply rooted investment disciplines and a shared focus on clients’ long-term success. The combination preserves the distinct strengths of each organization while better positioning us to meet the evolving needs of clients.”

As a First Eagle Investments company, Diamond Hill will maintain its location in Columbus, Ohio, and there will be no changes to its investment philosophy or process. Heather Brilliant, who had been Chief Executive Officer, will continue to lead Diamond Hill while also assuming the newly created role of Chief Operating Officer of First Eagle. In this capacity, Brilliant will work closely with Mahmud to advance the firm’s organic and inorganic growth initiatives, and oversee its public markets operations and technology platform, its business optimization and integration efforts, and human resources.

“Heather is an exceptional leader with a proven ability to scale investment platforms while maintaining a strong investment culture,” said Mahmud. “Her expanded role reflects the importance of this integration and our confidence in her ability to help lead First Eagle’s next phase of growth.”

“As we begin this next chapter, our focus is on executing a thoughtful integration while building on the strengths of both organizations,” said Brilliant. “First Eagle’s global platform and resources combined with Diamond Hill’s consistent investment approach create a strong foundation for continued growth. The alignment between our teams positions us to move forward with clarity and discipline as we execute on our strategic priorities while continuing to deliver for our clients.”

Transaction Details

As previously announced, under the terms of the merger agreement, Diamond Hill shareholders are entitled to receive $175.00 per share in cash. With the completion of the transaction, Diamond Hill’s common shares have ceased trading and will no longer be listed on the Nasdaq exchange. Diamond Hill will maintain its location in Columbus, with no changes to its investment philosophy or process.

Advisors

Broadhaven Capital Partners served as financial advisor, Davis Polk & Wardwell LLP and Vorys, Sater, Seymour & Pease LLP served as legal advisors, and FGS Global served as strategic communications advisor to Diamond Hill in connection with the transaction. UBS Investment Bank served as financial advisor and Willkie Farr & Gallagher LLP served as legal advisor to First Eagle in connection with the transaction.

About First Eagle Investments

First Eagle Investments is an independent, privately owned investment management firm headquartered in New York with approximately $186 billion in assets under management as of March 31, 2026. Dedicated to providing prudent stewardship of client assets, the firm focuses on active, fundamental and benchmark-agnostic investing, with a strong emphasis on downside mitigation. With a heritage dating back to 1864, First Eagle strives to help clients avoid permanent impairment of capital and earn attractive returns through widely varied economic cycles. The firm’s investment capabilities include equity, fixed income, alternative credit and multi-asset strategies. For more information, please visit www.firsteagle.com.

About Diamond Hill Investment Group

Diamond Hill, a First Eagle Investments company, invests on behalf of clients through a shared commitment to its valuation-driven investment principles, long-term perspective, capacity discipline and client alignment. Diamond Hill's investment strategies include differentiated US and international equity, alternative long-short equity and fixed income. As of March 31, 2026, Diamond Hill's assets under management and assets under advisement totaled approximately $27 billion. For more information visit www.diamond-hill.com.

Total AUM shown in the first section above is pro forma to include the acquisition of Diamond Hill Capital Management, which closed on April 22, 2026. All figures related to assets under management (AUM) are preliminary figures based on management’s estimates and as such are subject to change. Some offerings may not be available in all jurisdictions.  The total AUM listed above in the section entitled About First Eagle Investments represents the combined AUM and assets under advisement of First Eagle Investment Management, LLC, First Eagle Separate Account Management, LLC, Napier Park Global Capital (Napier Park), Regatta Loan Management (RLM, an advisory affiliate of Napier Park), Napier Park CMV (CMV, an advisory affiliate of Napier Park), First Eagle Alternative Credit (FEAC) as of 31-Mar-2026. It includes $3.6 billion in committed/non-fee-paying capital from Napier Park, inclusive of assets managed by RLM and CMV, and $0.9 billion in committed/non-fee-paying capital from FEAC. For CLO warehouses, AUM represents maximum commitment (loan par value).

Private equity funds indirectly controlled by Genstar Capital, as well as certain co-investors, indirectly own a majority stake in First Eagle Investment Management, LLC.

First Eagle Investments is the brand name for First Eagle Investment Management, LLC and its subsidiary investment advisers. First Eagle Alternative Credit and Napier Park are brand names for the two subsidiary investment advisers engaged in the alternative credit business.

Media Contacts

First Eagle Investments
Pholida Barclay
212-698-3208
pholida.barclay@firsteagle.com

Prosek Partners (on behalf of First Eagle)
Bea Broderick

212-279-3115
pro-firsteagle@firsteagle.com

Diamond Hill
FGS Global
212-687-8080
DiamondHill@fgsglobal.com

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